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As filed with the Securities and Exchange Commission on October 1, 2004

Registration No. 333-115259

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 7
TO
FORM S-1
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

TEXAS ROADHOUSE, INC.
(Exact name of Registrant as specified in its charter)

Delaware	5812	20-1083890
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

6040 Dutchmans Lane, Suite 400
Louisville, Kentucky 40205
(502) 426-9984
(Address, including zip code, and telephone number,
including area code, of Registrant's principal executive offices)

G.J. Hart
Chief Executive Officer
Texas Roadhouse, Inc.
6040 Dutchmans Lane, Suite 400
Louisville, Kentucky 40205
(502) 426-9984
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:
William G. Strench James A. Giesel Frost Brown Todd LLC 400 West Market Street, Suite 3200 Louisville, Kentucky 40202	Christopher C. Paci John P. Berkery Shearman & Sterling LLP 599 Lexington Avenue New York, NY 10022-6069

        Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

        The following table shows the costs and expenses, other than underwriting discounts and commissions, payable in connection with the sale and distribution of the securities being registered. The registrant will pay all of these amounts. All amounts except the SEC registration fee are estimated.

SEC Registration Fee	$29,141
Accounting Fees and Expenses	300,000
Legal Fees and Expenses (excluding Blue Sky)	475,000
Printing and Engraving Fees and Expenses	300,000
Blue Sky Fees and Expenses	20,000
Transfer Agent and Registrar Fees and Expenses	20,000
Nasdaq National Market Listing Fee	125,000
NASD Filing Fee	23,500
Director and Officer Liability Insurance	500,000
Miscellaneous	207,359

Total	$2,000,000

Item 14. Indemnification of Directors and Officers

        Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by the current law.

        The Certificate of Incorporation and Bylaws of the registrant provide that the registrant shall indemnify our directors and officers, and may indemnify its employees and agents, to the fullest extent permitted by Delaware law.

        Section 102(b)(7) of the Delaware General Corporation Law permits corporations to eliminate or limit the personal liability of their directors by adding to the certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director for (a) any breach of any director's duty of loyalty to the corporation or its stockholders, (b) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) payment of dividends or repurchases or redemptions of stock other than from lawfully available funds, or (d) any transaction from which the director derived an improper personal benefit.

        Article VI of the registrant's Certificate of Incorporation provides that:

"[n]o director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that the foregoing shall not eliminate or limit the liability of a director (a) for any breach of the director's duty of loyalty to the Corporation or its stockholders; (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (c) under Section 174 of the General Corporation Law of the State of Delaware; or (d) for any transaction from which the director derived an improper personal benefit. If the General Corporation Law of the State of Delaware shall be amended to permit further elimination or limitation of the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware as so amended. Any repeal or modification of this Article VI by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omission occurring prior to, such repeal or modification."

        In addition, the registrant intends to enter into indemnification agreements with each of its directors and executive officers. These indemnification agreements will provide for the indemnification of directors and executive officers of the registrant to the fullest extent permitted by Delaware law, whether or not expressly provided for in our Bylaws, and set forth the process by which claims for indemnification are considered.

        Reference is also made to Section 8 of the Underwriting Agreement contained in Exhibit 1.1 hereto, indemnifying officers and directors against certain liabilities.

Item 15. Recent Sales of Unregistered Securities

        Except as set forth below, in the three years preceding the filing of this registration statement, the registrant has not issued any securities that were not registered under the Securities Act.

        In May 2004, upon the incorporation of the registrant, the registrant issued 1,000 shares of Class A common stock to W. Kent Taylor in exchange for $1,000.

        In May 2004, the registrant issued 150,000 shares of Class A common stock and 2,217,000 shares of Class B common stock to Mr. Taylor in connection with the merger of WKT Restaurant Corp. into the registrant. The registrant cancelled Mr. Taylor's initial 1,000 shares of Class A common stock upon the consummation of this merger.

        In September 2004, the registrant issued 28,125 shares of Class A common stock and 415,688 shares of Class B common stock as share dividends.

        Upon the consummation of the acquisitions, which will take place immediately before the closing of the offering contemplated by this registration statement:

  •
  the registrant will issue an aggregate of 24,268,737 shares of Class A common stock in exchange for all the outstanding equity interests of Texas Roadhouse Holdings LLC, Texas Roadhouse Management Corp., 31 majority-owned or controlled Texas Roadhouse restaurants and one franchise restaurant; and
  •
  all outstanding options issued by Texas Roadhouse Management Corp. will automatically be converted into options to acquire shares of Class A common stock of the registrant.

        The foregoing sales of securities were made, or will be made, in reliance upon the exemption from the registration provisions of the Securities Act provided for by Section 4(2) thereof for transactions not involving a public offering or with respect to the stock dividends, on the basis that no "sale" of securities occurred for purposes of the Act. All of the foregoing securities are deemed restricted securities for the purposes of the Securities Act.

Item 16. Exhibits and Financial Statement Schedules

  (a)
  Exhibits

        The Exhibit Index filed herewith is incorporated herein by reference.

  (b)
  Financial Statement Schedules

        None.

Item 17. Undertakings

        The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referenced in Item 14 of this registration statement or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes that:

        (1)   For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

        (2)   For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Louisville, Commonwealth of Kentucky, on October 1, 2004.

TEXAS ROADHOUSE, INC.
By:	/s/ G. J. HART G. J. Hart Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities on October 1, 2004.

Signature	Title

* W. Kent Taylor	Chairman of the Company and Board
/s/ G. J. HART G. J. Hart	Chief Executive Officer (Principal Executive Officer)
* Scott M. Colosi	Chief Financial Officer (Principal Financial Officer)
* Tonya Robinson	Controller (Principal Accounting Officer)
*
G. J. Hart, by signing his name hereto, does hereby sign this document on behalf of each of the above-named officers and/or directors of the Registrant pursuant to powers of attorney duly executed by such persons.

By:	/s/ G. J. HART G. J. Hart Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.	Description

1.1	Form of Underwriting Agreement.
3.1	Certificate of Incorporation of the Registrant.**
3.2	Form of Amended and Restated Certificate of Incorporation of Registrant to be filed prior to the closing of the Offering.
3.3	Bylaws of the Registrant.**
4.1	Master Transaction Agreement, dated as of May 7, 2004, among Registrant and others
4.2	Form of specimen certificate representing Class A common stock of Registrant.
4.3	Registration Rights Agreement, dated as of May 7, 2004, among Registrant and others.
5.1	Opinion of Frost Brown Todd LLC as to the legality of the securities being registered.
10.1	Amended and Restated Office Lease Agreement (One Paragon Centre), dated as of August 15, 2003, by and between Paragon Centre Associates, LLC and Texas Roadhouse Holdings LLC, as amended.**
10.2	Amended and Restated Office Lease Agreement (Two Paragon Centre), dated as of August 15, 2003, by and between Paragon Centre Associates, LLC and Texas Roadhouse Holdings LLC, as amended.**
10.3
Credit Agreement, dated as of July 16, 2003 among Texas Roadhouse Holdings LLC, Bank of America, N.A., for itself as a lender and as an agent for the benefit of the other lenders, Bank of America Securities LLC, as Co-Lead Arranger for the lenders and itself as a lender, and National City Bank of Kentucky, as Co-Lead Arranger and as Syndication Agent, and the other financial institutions as lenders.**
10.4	Employment Agreement between Registrant and G.J. Hart.
10.5	Employment Agreement between Registrant and Scott M. Colosi.
10.6	Employment Agreement between Registrant and Steven L. Ortiz.
10.7	Employment Agreement between Registrant and W. Kent Taylor.
10.8	Employment Agreement between Registrant and Sheila C. Brown.
10.9	Form of Director and Executive Officer Indemnification Agreement.
10.10
Form of Limited Partnership Agreement and Operating Agreement for company-managed Texas Roadhouse restaurants, including schedule of the owners of such restaurants and the interests held by directors, executive officers and 5% stockholders who are parties to such an agreement.**
10.11	2004 Equity Incentive Plan.
10.12	Lease Agreement dated as of April 1, 1997, by and between Texas Roadhouse of Elizabethtown, LLC and Texas Roadhouse Holdings LLC**
10.13	Lease Agreement dated as of November 1999, by and between TEAS II, LLC and Texas Roadhouse Holdings LLC**
10.14
Form of Franchise Agreement and Preliminary Agreement for a Texas Roadhouse Restaurant Franchise, including schedule of directors, executive officers and 5% stockholders which have entered into either agreement.**

21.1	List of Subsidiaries.
23.1	Consent of Frost Brown Todd LLC (included in Exhibit 5.1).
23.2	Consent of KPMG LLP.**
24.1	Power of Attorney (included on signature page).**
99.1	Consent of James R. Ramsey**
99.2	Consent of James R. Zarley**
99.3	Consent of Martin T. Hart**
99.4	Consent of James F. Parker**

*
To be filed by amendment.

**
Filed previously.

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PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
EXHIBIT INDEX